Exhibit 2.1

Part I

Not for release, publication or distribution, in whole or in part, directly or indirectly, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction.

FOR IMMEDIATE RELEASE	22 APRIL 2015

RECOMMENDED COMBINATION

OF

PACE PLC

AND

ARRIS GROUP, INC.

Summary

•	The Boards of ARRIS and Pace are pleased to announce that they have reached agreement on the terms of a recommended combination of Pace with ARRIS.

•	Under the terms of the Merger, Pace Shareholders will be entitled to receive:

for each Pace Share:	132.5 pence in cash

and

0.1455 New ARRIS Shares

•	The Merger terms represent an indicative value of 426.5 pence per Pace Share based on ARRIS’s closing share price of US$30.16 on the Latest Practicable Date (being 21 April 2015).

•	The indicative value of 426.5 pence per Pace Share values the entire issued and to be issued share capital of Pace on a fully diluted basis at approximately £1.4 billion and represents:

•	a premium of approximately 27.6 per cent. to the closing price of 334.2 pence per Pace Share on the Latest Practicable Date; and

•	an implied enterprise value/Adjusted EBITDA multiple of Pace of approximately 8.2x.

•	The Boards of ARRIS and Pace have agreed that, in addition to the consideration payable in connection with the Merger, Pace Shareholders will continue to be entitled to receive the proposed final dividend for 2014 of 4.75 cents, payable on 3 July 2015 to Pace Shareholders on the register on 5 June 2015.

•	The Merger will enable the Combined Group to better serve customers in markets across the globe with its enhanced scope and scale, broad geographic footprint and innovative product offerings.

•	The Merger is expected to generate compelling financial benefits, including significant synergies from the optimisation of back-office infrastructure, component procurement and go-to-market efficiencies, and the removal of Pace’s public company costs.

•	The Combined Group is expected to have 2014 pro forma revenues of approximately US$8 billion and will employ over 8,500 people globally in more than 15 countries.

•	ARRIS expects the Transaction to be US$0.45 - US$0.55 per share accretive to ARRIS’s Non-GAAP EPS[1] in the first twelve months following completion. ARRIS expects the Transaction to reduce the US non-GAAP effective tax rate of New ARRIS to approximately 26 to 28 per cent. in the first full year following closing.

•	ARRIS has a strong track record of successfully generating shareholder value from prior transactions, including its acquisition of Motorola Home in 2013, since the announcement of which ARRIS’s share price has more than doubled.

•	It is New ARRIS’s intent, upon completion of the Merger, to continue to invest in its organic businesses (including the businesses of Pace), to continue to add adjacent acquisitions, to reduce its leverage and to consider share repurchases as appropriate.

•	The Merger will result in Pace Shareholders holding approximately 24 per cent. of the Combined Group.

•	The Pace Board, which has been so advised by J.P. Morgan Cazenove, considers the terms of the Merger to be fair and reasonable. In providing advice to the Pace Board, J.P. Morgan Cazenove has taken into account the commercial assessments of the Pace Directors.

•	The Pace Board believes that the terms of the Transaction are in the best interests of Pace Shareholders as a whole and intends unanimously to recommend that Pace Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting to approve the Merger, as the Pace Directors have irrevocably undertaken to do in respect of their own beneficial holdings of 1,063,293 Pace Shares representing, in aggregate, approximately 0.34 per cent. of the ordinary share capital of Pace in issue on the Latest Practicable Date.

•	In order to undertake the Transaction, ARRIS has formed a new company, New ARRIS, which is incorporated in England and Wales. Following completion of the Transaction, New ARRIS will be the holding company of the Pace Group and the ARRIS Group and will operate globally under the ARRIS brand name. To do so, ARRIS will undertake the ARRIS Merger pursuant to the US Merger Agreement.

•	Pursuant to the ARRIS Merger, ARRIS Stockholders will receive one New ARRIS Share for each ARRIS Share. The ARRIS Board has approved the Transaction and intends to recommend that ARRIS Stockholders vote in favour of the adoption of the US Merger Agreement.

•	It is intended that the New ARRIS Shares will be listed on NASDAQ.

•	It is intended that the Merger will be implemented by means of a court-sanctioned Scheme of Arrangement between Pace and the Scheme Shareholders under Part 26 of the Companies Act.

•	The Merger will be conditional on, amongst other things, the approval of the Scheme by the Scheme Shareholders, the sanction of the Scheme by the Court, the adoption of the US Merger Agreement by ARRIS Stockholders, and the receipt of certain merger control clearances, including under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

•	The Conditions to the Merger are set out in full in Appendix I to this Announcement.

•	It is expected that the Scheme Circular will be published in the third quarter of 2015 and that, subject to the satisfaction, or where relevant waiver, of all relevant Conditions, the Scheme will become Effective and the Transaction is expected to complete in late 2015.

[1]	Non-GAAP EPS excludes stock compensation expense, amortization of intangible assets, restructuring charges, acquisition, integration, other one-time items and their related income tax effect. The statement that the Transaction is earnings accretive should not be construed as a profit forecast and is therefore not subject to the requirements of Rule 28 of the Code. It should not be interpreted to mean that the earnings per share in any future financial period will necessarily match or be greater than those for the relevant preceding financial period.

Commenting on the Merger, Bob Stanzione, Chairman, Chief Executive Officer and President of ARRIS said:

“This transaction is another example of ARRIS’s ongoing strategy of investing in the right opportunities to position our company for growth. Adding Pace’s talent, products and diverse customer base will provide ARRIS with a large scale entry into the satellite segment, broaden our portfolio and expand our global presence. We expect this merger will enable ARRIS to increase our speed of innovation. We believe this is a tremendous opportunity for ARRIS and our customers, employees, shareholders and partners around the world as we collaborate to invent the future. We look forward to working with the talented and accomplished team at Pace.”

Commenting on the Merger, Allan Leighton, Chairman of Pace said:

“Pace plc is a great company with a strong track record of pioneering innovation and excellent customer service. Through a combination of organic development and acquisitions, Pace has grown to be a leading technology solutions provider to the PayTV and Broadband industries serving cable, satellite and telco customers across the globe. Over the last three years, Mike Pulli and the wider Pace team have successfully executed against our strategic plan to develop Pace into a more distinctive, profitable and cash generative company, creating significant value for shareholders.

The Pace Directors believe that ARRIS’s offer recognises this value and also gives our shareholders the opportunity to share in the future success of the Combined Group. While we believe that Pace is strongly positioned to continue to execute its strategy in the medium and long term, we believe that the combination of the complementary ARRIS and Pace businesses will create a platform for future growth above and beyond our standalone potential. We believe this is a great fit for both companies, our employees, customers and trading partners.”

This summary should be read in conjunction with the full text of the following announcement including the Appendices. The Conditions and certain further terms of the Merger are set out in Appendix I. Appendix II contains bases and sources of certain information contained within this document. Appendix III contains details of the irrevocable undertakings given to ARRIS. Appendix IV contains the definitions of certain terms used in this Announcement.

There will be an ARRIS investor call at 5:00pm US Eastern time, 22 April 2015. Dial-in details are set out below:

UK toll free: 080 0055 6013

Secondary UK dial in: +44 20 7136 5118

US toll free: 888 713 4218

Secondary US dial in: +1 617 213 4870

Passcode: 141904410

A replay of the conference call can be accessed approximately two hours after the call through 29 April 2015 by dialing +1 (888) 286-8010 or +1 (617) 801-6888 and using the pass code 55255256.

Live internet access to the call will be available through the Investor Relations section of the Company’s website at www.arris.com.

A replay will also be made available for a period of 12 months following the conference call on ARRIS’s website at www.arris.com.

Enquiries:

ARRIS Investor Contacts

Bob Puccini

Tel: (+1 720 895 7787)

ARRIS Media Contacts

Jeanne Russo

Tel: (+1 215 323 1880)

David Hulmes

Tel: (+44 118 921 5550)

Evercore (Financial Adviser to ARRIS)

Naveen Nataraj

Tel: (+1 212 857 3100)

Edward Banks

Tel: (+44 20 7653 6000)

Pace Investor Contacts

Mark Shuttleworth

Chris Mather

Tel: (+44 1274 538 330)

J.P. Morgan Cazenove (Financial Adviser and Corporate Broker to Pace)

Hugo Baring

Thomas White

Dwayne Lysaght

Sam Roberts

Tel: (+44 20 7742 4000)

Jefferies (Joint Broker)

Nick Adams

David Watkins

Tel: (+44 20 7029 8000)

Pace Media Contacts

(Pendomer Communications)

Charles Chichester

Tel: (+44 20 3603 5220)

Further information

This Announcement is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. This Announcement does not constitute a prospectus or a prospectus equivalent document.

Any vote by the Scheme Shareholders in respect of the Merger should only be made on the basis of the information contained in the Scheme Circular, which will contain the full terms and conditions of the Merger (including details of how to vote). Pace Shareholders are advised to read the formal documentation in relation to the Merger carefully once it has been dispatched.

Please be aware that addresses, electronic addresses and certain other information provided by Pace Shareholders, persons with information rights and other relevant persons in connection with the receipt of communications from Pace may be provided to New ARRIS during the offer period as required under Section 4 of Appendix 4 of the Code.

Evercore (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting as financial adviser to ARRIS and no-one else in connection with the Transaction and will not be responsible to anyone other than ARRIS for providing the protections afforded to clients of Evercore nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement.

J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting as financial adviser exclusively for Pace and no-one else in connection with the Transaction and will not be responsible to anyone other than Pace for providing the protections afforded to clients of J.P. Morgan Cazenove nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement.

Jefferies (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting as financial adviser exclusively for Pace and no-one else in connection with the Transaction and will not be responsible to anyone other than Pace for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement.

Overseas jurisdictions

The availability of the New ARRIS Shares in, and the release, publication or distribution of this Announcement in or into, jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this Announcement comes who are not resident in the United Kingdom should inform themselves about, and observe any applicable restrictions. Pace Shareholders who are in any doubt regarding such matters should consult an appropriate independent adviser in their relevant jurisdiction without delay. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.

This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Rule 2.10 disclosures

In accordance with Rule 2.10 of the Takeover Code, as at close of business on 21 April 2015 (being the Latest Practicable Date), there were 316,644,229 Pace Shares in issue and admitted to trading on the main market of the London Stock Exchange. There are no Pace Shares held in treasury. The ISIN Number for the Pace Shares is GB0006672785.

In accordance with Rule 2.10 of the Takeover Code, as at close of business on 21 April 2015 (being the Latest Practicable Date), there were 146,070,290 ARRIS Shares issued and outstanding and admitted to trading on NASDAQ. The ISIN Number for the ARRIS Shares is US04270V1061.

Notes to US investors in Pace

In furtherance of the Transaction, New ARRIS intends to file with the SEC a registration statement on Form S-4 containing a Proxy Statement of ARRIS that will also constitute a Prospectus of New ARRIS relating to the New ARRIS Shares to be issued to ARRIS Stockholders in the Transaction. In addition, any of ARRIS, New ARRIS and Pace may file additional documents with the SEC.

INVESTORS AND SECURITY HOLDERS OF ARRIS AND PACE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Those documents, if and when filed, as well as ARRIS’s and New ARRIS’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, at ARRIS’s website at www.arris.com and at Pace’s website at www.pace.com. It is expected that the New ARRIS Shares to be issued to Pace Shareholders under the Scheme will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

ARRIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement/Prospectus. Information about the directors and executive officers of ARRIS is set forth in its Annual Report on Form 10-K for the year ended 31 December 2014, which was filed with the SEC on 27 February 2015, and its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on 9 April 2015. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus.

Pace and New ARRIS are each incorporated under the laws of England. Some of the officers and directors of Pace and New ARRIS are residents of countries other than the United States. It may not be possible to bring an action against Pace and New ARRIS in a non-US court for violations of the US securities laws. It may be difficult to compel Pace, New ARRIS and their respective affiliates to subject themselves to the jurisdiction and judgment of a US court.

Share purchases

In accordance with normal UK practice and subject to compliance with the US Securities Exchange Act of 1934, as amended, ARRIS or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Pace Shares outside of the United States, other than pursuant to the Merger, until the date on which the Merger becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory Information Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

Notes regarding New ARRIS Shares

The New ARRIS Shares to be issued pursuant to the Merger have not been and will not be registered under the relevant securities laws of Japan and the relevant clearances have not been, and will not be, obtained from the securities commission of any province of Canada. No prospectus in relation to the New ARRIS Shares has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission. Accordingly, the New ARRIS Shares are not being, and may not be, offered, sold, resold, delivered or distributed, directly or indirectly in or into Australia, Canada or Japan or any other jurisdiction if to do so would constitute a violation of relevant laws of, or require registration thereof in, such jurisdiction (except pursuant to an exemption, if available, from any applicable registration requirements or otherwise in compliance with all applicable laws).

No Profit Forecast or Quantified Financial Benefits Statement

No statement in this Announcement is intended as a profit forecast, profit estimate or quantified financial benefits statement and no statement in this Announcement should be interpreted to mean that earnings per Pace Share or ARRIS Share for the current or future financial years would necessarily match or exceed the respective historical published earnings per Pace Share or ARRIS Share or to mean that the Combined Group’s earnings in the first twelve months following the Merger, or in any subsequent period, would necessarily match, or be greater than or be less than those of ARRIS and/or Pace for the relevant preceding financial period or any other period.

Dealing Disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time (BST)) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time (BST)) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time (BST)) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at http://www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Forward-looking statements

This Announcement contains certain forward-looking statements with respect to a possible combination involving ARRIS and Pace. The words “believe”, “expect”, “anticipate”, “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are based on numerous assumptions and assessments made in light of ARRIS’s or, as the case may be, Pace’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible combination will not be completed, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible combination, adverse effects on the market price of ARRIS Shares and on ARRIS’s or Pace’s operating results because of a failure to complete the possible combination, failure to realise the expected benefits of the possible combination, negative effects relating to the announcement of the possible combination or any further announcements relating to the possible combination or the consummation of the possible combination on the market price of ARRIS Shares or Pace Shares, significant transaction costs and/or unknown liabilities, customer reaction to the announcement of the combination, possible litigation relating to the combination or the public disclosure thereof, general economic and business conditions that affect the combined companies following the consummation of the possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These factors are not intended to be an all-encompassing list of risks and uncertainties. Additional information regarding these and other factors can be found in ARRIS’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended 31 December 2014, the contents of which are not incorporated by reference into, nor do they form part of, this Announcement. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement could cause ARRIS’s plans with respect to Pace, ARRIS’s or Pace’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. ARRIS and Pace expressly disclaim any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Publication on website

Pursuant to Rule 26.1 of the Code, a copy of this Announcement and other documents in connection with the Merger will, subject to certain restrictions, be available for inspection on ARRIS’s website at www.arris.com and Pace’s website at www.pace.com no later than 12 noon (London time (BST)) on the day following this Announcement. The contents of the websites referred to in this Announcement are not incorporated into, and do not form part of, this Announcement.

Part II

Not for release, publication or distribution, in whole or in part, directly or indirectly, in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws or regulations of such jurisdiction.

FOR IMMEDIATE RELEASE	22 APRIL 2015

RECOMMENDED COMBINATION

OF

PACE PLC

AND

ARRIS GROUP, INC.

1.	Introduction

The Boards of ARRIS and Pace are pleased to announce that they have reached agreement on the terms of a recommended combination of Pace with ARRIS.

2.	The Merger

Under the terms of the Merger, Pace Shareholders will be entitled to receive:

for each Pace Share:	132.5 pence in cash

and

0.1455 New ARRIS Shares

The Merger terms represent an indicative value of 426.5 pence per Pace Share based on ARRIS’s closing share price of US$30.16 on the Latest Practicable Date (being 21 April 2015).

The indicative value of 426.5 pence per Pace Share values the entire issued and to be issued share capital of Pace on a fully diluted basis at approximately £1.4 billion and represents:

•	a premium of approximately 27.6 per cent. to the closing price of 334.2 pence per Pace Shares on the Latest Practicable Date; and

•	an implied enterprise value/Adjusted EBITDA multiple of Pace of approximately 8.2x.

On the basis of approximately 48.2 million New ARRIS Shares being issued pursuant to the Merger, following the Transaction, Pace Shareholders will hold New ARRIS Shares representing approximately 24 per cent. of the issued share capital of New ARRIS and ARRIS Stockholders will hold New ARRIS Shares representing approximately 76 per cent. of the issued share capital of New ARRIS.

The Boards of ARRIS and Pace have agreed that, in addition to the consideration payable in connection with the Merger, Pace Shareholders will continue to be entitled to receive the proposed final dividend for 2014 of 4.75 cents, payable on 3 July 2015 to Pace Shareholders on the register on 5 June 2015.

3.	Background to and reasons for the Transaction

The Merger will enable the Combined Group to better serve customers in markets across the globe with its enhanced scope and scale, broad geographic footprint and innovative product offerings.

The Merger is expected to generate compelling financial benefits, including significant synergies from the optimisation of back-office infrastructure, component procurement and go-to-market efficiencies, and the removal of Pace’s public company costs.

The Combined Group is expected to have 2014 pro forma revenues of approximately US$8 billion and will employ over 8,500 people globally in more than 15 countries.

In particular, ARRIS believes:

•	the Merger of the two companies with complementary product and geographic positions in consumer premises equipment (“CPE”) and network infrastructure will create a global industry player with impressive characteristics and a compelling investment thesis;

•	the enhanced scope and scale of New ARRIS will enable it to maintain pace with recent consolidation among operators and increase volumes across a broad array of product cost tiers, and create manufacturing and procurement efficiencies;

•	the Merger will diversify New ARRIS’s geographic and customer footprint, building on the Combined Group’s strong global presence, including complementary positions in both Latin America and Asia, two of our industry’s highest growth regions; and

•	the Merger will provide New ARRIS with a large scale entry into the satellite segment.

ARRIS expects the Transaction to be US$0.45 - US$0.55 per share accretive to ARRIS’s Non-GAAP EPS2 in the first twelve months following completion.

ARRIS expects the Transaction to reduce the non-GAAP effective tax rate of New ARRIS to approximately 26 to 28 per cent. in the first full year following closing.

ARRIS has a strong track record of successfully generating shareholder value from prior transactions, including its acquisition of Motorola Home in 2013, since the announcement of which ARRIS’s share price has more than doubled.

It is New ARRIS’s intent, upon completion of the Merger, to continue to invest in its organic businesses (including the businesses of Pace), to continue to add adjacent acquisitions, to reduce its leverage and to consider share repurchases as appropriate.

4.	Pace Recommendation

The Pace Board, which has been so advised by J.P. Morgan Cazenove, considers the terms of the Merger to be fair and reasonable. In providing its advice, J.P. Morgan Cazenove has taken into account the commercial assessments of the Pace Directors.

The Pace Board considers that the terms of the Transaction are in the best interests of Pace Shareholders as a whole and intends unanimously to recommend that Pace Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting to approve the Merger, as the Pace Directors have irrevocably undertaken to do in respect of their own beneficial shareholdings in Pace which amount in aggregate to 1,063,293 Pace Shares, representing approximately 0.34 per cent. of the ordinary share capital of Pace in issue on the Latest Practicable Date.

5.	Background to and reasons for the Pace recommendation

Pace has a strong track record of innovation, first-to-market solutions and excellent customer service, having successfully operated as a provider of technology solutions to the PayTV and Broadband industries for over thirty years. Through a combination of organic development and acquisitions Pace has grown to be a leading technology solutions provider to the PayTV and Broadband industries serving cable, satellite and telco customers across the globe.

Over the past three years, Pace’s management has significantly transformed Pace, resulting in a material improvement in operational efficiency, cash flow management and recent entry into the network infrastructure segment through the acquisition of

[2]	Non-GAAP EPS excludes stock compensation expense, amortization of intangible assets, restructuring charges, acquisition, integration, other one-time items and their related income tax effect. The statement that the Transaction is expected to be earnings accretive should not be construed as a profit forecast and is therefore not subject to the requirements of Rule 28 of the Code. It should not be interpreted to mean that the earnings per share in any future financial period will necessarily match or be greater than those for the relevant preceding financial period.

Aurora Networks. Inc. Since Mike Pulli was appointed CEO in December 2011, return on sales has increased from 6.1 per cent. to 9.2 per cent., Adjusted Basic EPS3 has increased 114 per cent., approximately US$600 million Free Cash Flow4 has been delivered and Pace has delivered total shareholder returns of 403 per cent.

The Pace Board believes that the Transaction will create a global industry leader in the provision of technology solutions to the PayTV and Broadband industries. The Combined Group will be well positioned to better serve, and provide incrementally innovative solutions for, its customers in a rapidly evolving and increasingly complex digital communications landscape. The Transaction provides excellent opportunities for Pace’s employees to continue providing world-class expertise for Pace’s customers across a broadened remit and platform. The Pace Board believes the Pace-ARRIS combination represents the most compelling combination within the industry.

Pace and ARRIS have complementary customer profiles and the breadth and depth of commercial, research, and development experience and capabilities of the Combined Group will accelerate the ability of both companies to reach their full potential for shareholders and customers across the globe. Pace will benefit from the Combined Group’s financial resources and the expected cost savings a combination is expected to generate. The share component of the consideration provides Pace Shareholders with meaningful ownership in New ARRIS allowing them to access the benefits of the Merger in addition to the continued exposure to the PayTV and Broadband technology solutions sector.

In light of these factors, the Pace Board believes the terms of the Transaction substantially recognise Pace’s growth potential and its longer term prospects and the Transaction is in the best interests of Pace Shareholders as a whole. In reaching its conclusion, the Pace Directors considered the terms of the Transaction in relation to the value and prospects of the underlying business, the potential benefits ARRIS expects to achieve from combining its operations with those of Pace and the potential medium term standalone value of Pace Shares. The Pace Directors intend unanimously to recommend that Pace Shareholders vote in favour of the Scheme at the Court Meeting and the resolutions relating to the Combination at the Pace General Meeting.

6.	Irrevocable undertakings to vote in favour of the Merger

The Pace Directors who hold Shares in Pace, being Mike Pulli, Allan Leighton, Pat Chapman-Pincher, John Grant and Mike Inglis, have irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of their holdings of Pace Shares which amount, in aggregate, to 1,063,293 Pace Shares representing approximately 0.34 per cent. of the ordinary share capital of Pace in issue on the Latest Practicable Date.

Further details of these irrevocable undertakings are set out in Appendix III to this Announcement.

7.	Information on the Pace Group

Pace is a leading technology developer for the global Pay TV industry, working across satellite, cable, IPTV and terrestrial platforms. Pace has highly experienced specialist engineering teams, developing intelligent and innovative products and services for both Pay TV operators and Telcos across the world.

Pace has built up its experience and expertise over 30 years and enjoys a customer base of over 200 operators around the globe (including eight of the world’s largest Pay TV operators).

Pace’s principal activities are the development, design and distribution of technologies, products and services for managed subscription television, telephony and broadband services and the provision of engineering design and software applications to its customers. It also provides related support services including consulting, systems integration and customer care centres.

[3]	Based on earnings before the post-tax value of exceptional costs and amortisation of other intangibles
[4]	Calculated as cash flow before proceeds from issue of shares, dividends, acquisition cash flows and debt repayment/drawdown

Pace was founded in 1982 and is headquartered in Saltaire, United Kingdom. It employs over 2,000 people in locations around the world, including France, the USA, Brazil, India and China.

Pace is a member of the FTSE 250 and listed on the Official List of the London Stock Exchange. Its shares were admitted to trading on 27 June 1996.

For the year ended 31 December 2014, Pace generated revenues of US$2,620 million and Adjusted EBITDA of approximately US$270 million.

8.	Information on the ARRIS Group

ARRIS is a global provider of entertainment and communications solutions. It operates in two business segments: Customer Premises Equipment (“CPE”) and Network & Cloud (“N&C”). It enables service providers, including cable, telephone, and digital broadcast satellite operators, and media programmers to deliver media, voice, and IP data services to their subscribers.

ARRIS is a leader in set tops, digital video and Internet Protocol Television (“IPTV”) distribution systems, broadband access infrastructure platforms, and associated data and voice CPE, which it also sells directly to consumers through retail channels. ARRIS’s solutions are complemented by a broad array of services including technical support, repair and refurbishment, and system design and integration.

ARRIS is headquartered in Suwanee, Georgia, USA, and is listed on NASDAQ. For the year ended 31 December 2014, ARRIS generated revenues of approximately US$5,323 million and operating income of approximately US$341 million.

9.	Information on New ARRIS

9.1	Overview

The New ARRIS Group will operate under a new holding company, New ARRIS, and will retain operational headquarters in Suwanee, Georgia, USA.

9.2	New ARRIS

New ARRIS is a private limited company incorporated and tax resident in England and Wales. New ARRIS was formed solely for the purpose of effecting the Transaction. Prior to the Effective Date, New ARRIS will be converted, pursuant to section 90 of the Companies Act, to a public limited company. To date, New ARRIS has not conducted any activities other than those incidental to its formation and the execution of the Co-operation Agreement and the New ARRIS Facility. Following completion of the Transaction, New ARRIS will become the holding company of the Pace Group and the ARRIS Group.

Application will be made for the listing of New ARRIS Shares on NASDAQ. It is expected that on the Effective Date, New ARRIS will be listed on NASDAQ.

10.	Management and employees

ARRIS and Pace attach great importance to the skills and experience of the existing management and employees of ARRIS and Pace, and New ARRIS will benefit from the combined talent of both organisations.

ARRIS confirms that, following implementation of the Merger, the existing contractual and statutory employment rights, including in relation to pensions, of all Pace Group employees will be fully safeguarded.

The ARRIS Board recognises that in order to achieve the expected benefits of the Merger, operational and administrative restructuring will be required following completion of the Merger. The detailed steps for such a restructuring are not yet known but ARRIS will aim to retain the best talent across the Combined Group.

11.	Dividends

The Boards of ARRIS and Pace have agreed that, in addition to the consideration payable in connection with the Merger, Pace Shareholders will continue to be entitled to receive the proposed final dividend for 2014 of 4.75 cents, payable on 3 July 2015 to Pace Shareholders on the register on 5 June 2015.

12.	Pace Share Schemes

Participants in the Pace Share Schemes will be contacted regarding the effect of the Merger on their rights under the Pace Share Schemes (including awards to be made under the Performance Share Plan, International Performance Share Plan and Deferred Share Plan shortly after today’s date) and appropriate proposals will be made to such participants in due course. In relation to the options that subsist under the Pace Sharesave Plan and the Pace Americans US Sharesave Plan, the proposals will include a choice for participants to allow their awards to vest and become exercisable or to agree to the rollover of their awards into New ARRIS Shares.

The Pace Share Schemes contain provisions whereby Pace’s Remuneration Committee has certain discretions as regards the vesting of certain awards in these circumstances. Pace’s Remuneration Committee will exercise such discretion in such manner as it considers appropriate, which may include allowing all applicable options and awards to vest in full.

13.	The Merger and the ARRIS Merger

13.1	Structure of the Merger

It is intended that the Merger will be implemented by means of a Court-sanctioned scheme of arrangement between Pace and the Scheme Shareholders under Part 26 of the Companies Act.

The purpose of the Scheme is to provide for New ARRIS to become the direct or indirect owner of the entire issued and to be issued share capital of Pace. In order to achieve this, the Scheme Shares will be transferred to New ARRIS (or a subsidiary of New ARRIS). In consideration for this, the Scheme Shareholders will receive cash and New ARRIS Shares on the basis set out in section 2 of this Announcement. The transfer of those Scheme Shares to New ARRIS (or a subsidiary of New ARRIS) will result in Pace becoming a direct or indirect wholly owned subsidiary of New ARRIS.

The Scheme requires approval by Pace Shareholders by the passing of a resolution at the Court Meeting. The Scheme must be approved at the Court Meeting by a majority in number representing not less than three-fourths in value of the Scheme Shareholders present and voting, either in person or by proxy. In addition, the implementation of the Scheme will require approval by the passing of certain resolutions at the General Meeting to be held immediately after the Court Meeting.

The Scheme must also be sanctioned by the Court. The Scheme will only become Effective upon delivery to the Registrar of Companies of the Scheme Court Order.

Once the Scheme becomes Effective, it will be binding on all Scheme Shareholders, whether or not they voted at the Court Meeting and the General Meeting and, if they did vote, whether or not they voted in favour of or against the resolutions proposed at those meetings.

ARRIS or New ARRIS reserves the right, subject to the prior consent of the Panel, to elect to implement the acquisition of the Pace Shares by way of a takeover offer (as such term is defined in section 974 of the Companies Act). In such event, such Offer will be implemented on the same terms (subject to appropriate amendments as described in Part 2 of Appendix I), so far as applicable, as those which would apply to the Scheme. Furthermore, if such Offer is made and sufficient acceptances of such Offer are received, when aggregated with Pace Shares otherwise acquired by New ARRIS, it is the intention of New ARRIS to apply the provisions of section 979 of the Companies Act to acquire compulsorily any outstanding Pace Shares to which such Offer relates.

13.2	Conditions

The Scheme is subject to certain Conditions and certain further terms referred to in Appendix I of this Announcement. The Conditions will be set out in the Scheme Circular to be sent to all Pace Shareholders.

The Conditions in Appendix I provide that the Merger is conditional on, amongst other things:

(a)	the Court Meeting and General Meeting being held on or before the 22nd day after the expected date of the meetings to be set out in the Scheme Circular in due course or such later date (if any) as ARRIS and Pace may agree;

(b)	the Scheme Court Hearing being held on or before the 22nd day after the expected date of the hearing to be set out in the Scheme Circular in due course, or such later date (if any) as ARRIS and Pace may agree;

(c)	the Scheme becoming unconditional and becoming Effective by no later than 22 April 2016 or such later date (if any) as ARRIS and Pace may agree and (if required) the Court may allow;

(d)	the Form S-4 having become effective under the Securities Act and not having been the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order having been initiated or threatened by the SEC;

(e)	the US Merger Agreement being duly adopted by the affirmative vote of the holders of a majority of the outstanding ARRIS Shares entitled to vote on such matter at an ARRIS Stockholders’ Meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of ARRIS;

(f)	NASDAQ having authorised the listing of all of the New ARRIS Shares upon official notice of issuance and not having withdrawn such authorisation; and

(g)	all notifications and filings as may be required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), having been made in connection with the acquisition of Pace shares by ARRIS and all applicable HSR Act waiting periods (including any extensions thereof) relating to the acquisition of Pace shares by ARRIS having expired or been terminated.

The Merger is also conditional on the receipt of various other anti-trust clearances in a number of jurisdictions, including Brazil, Colombia, Germany, Portugal and South Africa.

Pace shareholders should note that completion of the Scheme will be conditional upon the satisfaction or, where appropriate, waiver of all the above Conditions in addition to the satisfaction or, where appropriate, waiver of the other Conditions and certain further terms set out in Appendix I to this Announcement.

The terms of the Scheme will provide that the Scheme Shares will be acquired under the Scheme fully paid and free from all liens, charges and encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive and retain all dividends and other distributions declared, paid or made after the date on which the Scheme becomes Effective. If any dividend or other distribution or return of capital is proposed, declared, made, paid or becomes payable by Pace in respect of a Scheme Share on or after the date of this Announcement and prior to the Scheme becoming Effective, other than the Permitted Dividend, New ARRIS reserves the right to reduce the value of the consideration payable for each Scheme Share by up to the amount per Scheme Share of such dividend, distribution or return of capital except where the Scheme Share is or will be acquired pursuant to the Scheme on a basis which entitles New ARRIS to receive the dividend, distribution or return of capital and to retain it.

If any such dividend or distribution is paid or made after the date of this Announcement and New ARRIS exercises its rights described above, any reference in this Announcement to the consideration payable under the Scheme shall be deemed to be a reference to the consideration as so reduced. Any exercise by ARRIS of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme.

13.3	The ARRIS Merger

Immediately following the Merger, US Merger Sub will merge with and into ARRIS, with ARRIS continuing as the surviving corporation. On the Effective Date, all ARRIS common shares will be cancelled and will automatically be converted into the right to receive New ARRIS Shares on a one-for-one basis. Following the ARRIS Merger, ARRIS will become an indirect wholly owned subsidiary of New ARRIS. The ARRIS Merger is subject to the terms and conditions of the US Merger Agreement. Following completion of the Merger, the then-current ARRIS Board of Directors will serve as the New ARRIS Board of Directors.

13.4	ARRIS stockholder approval

Pursuant to the US Merger Agreement, immediately following the Merger, US Merger Sub will merge with and into ARRIS and ARRIS will continue as the surviving corporation. As a result, the US Merger Agreement must be duly adopted by the affirmative vote of the holders of a majority of the outstanding ARRIS Shares entitled to vote on such matter at an ARRIS Stockholders’ meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of ARRIS. ARRIS and New ARRIS are required to send ARRIS Stockholders a proxy/prospectus which will, among other things, summarise the background to and reasons for the transactions to be consummated pursuant to the US Merger Agreement, provide information about the special meeting of ARRIS Stockholders at which the adoption of the US Merger Agreement will be considered, and provide information relating to the New ARRIS Group and the New ARRIS Shares.

The ARRIS Board has approved the Transaction and intends to recommend that ARRIS Stockholders vote in favour of the adoption of the US Merger Agreement.

14.	De-listing and re-registration

Applications will be made to the UK Listing Authority and the London Stock Exchange for the cancellation of the listing of the Pace Shares on the Official List and of the trading in Pace Shares on the London Stock Exchange’s main market for listed securities respectively, upon or shortly after the Scheme becoming Effective. When the Scheme becomes Effective, the share certificates in respect of Pace Shares will cease to be valid and entitlements to Pace Shares held in CREST will be cancelled.

New ARRIS intends to re-register Pace as a private company as soon as it is appropriate to do so under the provisions of the Companies Act.

It is intended that, subject to and following the Scheme becoming Effective, and subject to requirements of NASDAQ and applicable securities law, New ARRIS will take all actions necessary or appropriate action to voluntarily terminate the listing of ARRIS Shares on NASDAQ. The last trading day of ARRIS Shares on NASDAQ will be the last Business Day before the Effective Date.

15.	Settlement, listing and dealing of New ARRIS Shares

Once the Scheme has become Effective, New ARRIS Shares will be allotted to Scheme Shareholders and former ARRIS Stockholders.

Application will be made for the listing of New ARRIS Shares on NASDAQ. It is expected that on the ARRIS Merger Effective Date, New ARRIS will be listed on NASDAQ.

Details of how UK shareholders can hold, access and trade the New ARRIS Shares will be set out in the Scheme Circular.

16.	Financing of the Merger

New ARRIS will finance the cash component (the “Cash Component”) of the consideration payable in connection with the Merger from existing cash balances made available to it by ARRIS and under the New ARRIS Facility.

Evercore, as financial adviser to ARRIS, is satisfied that ARRIS and New ARRIS have the necessary financial resources available to satisfy in full the cash consideration payable under the Merger.

Under the terms of the New ARRIS Facility, New ARRIS has agreed that it will not, without the consent of the administrative agent:

(a)	amend or waive any term of the Scheme Circular in a manner materially adverse to the interests of the lenders from those in this Announcement, save for any amendment or waiver required by the Panel, the Code, a court or any other applicable law, regulation or regulatory body; and

(b)	should the Merger be implemented by way of an Offer, amend or waive the acceptance condition (as determined under the terms of that Offer at the relevant time) to permit the Offer to become unconditional as to acceptances until New ARRIS has (directly or indirectly) acquired acceptances which, when aggregated with all Pace shares to which the Offer relates (excluding Treasury Shares) directly or indirectly acquired by New ARRIS represent at least 90 per cent. of the Pace shares to which the Offer relates (excluding Treasury Shares).

It is ARRIS’s current intention to seek the consent of the lenders under the Existing ARRIS Facility in order to amend and extend that facility to increase its size and extend its term, in which case New ARRIS may use the proceeds from this amended facility to fund the Cash Component instead of the New ARRIS Facility.

Further information on the financing of the Merger will be set out in the Scheme Circular.

The pro forma leverage of the Combined Group is expected to be below 2.5 times net debt to Non-GAAP EBITDA (based on the pro forma EBITDA for the Combined Group for 2014 and taking into account the acquisition financing and the payment of the Cash Component). On the basis that the amended facility referred to above is put in place, ARRIS expects that the available liquidity of the Combined Group on closing will be approximately US$1,150 million.

17.	Offer-related arrangements

17.1	Confidentiality agreements

Pace and ARRIS have entered into a mutual Confidentiality Agreement, as amended and restated, dated 20 April 2015 pursuant to which each party has undertaken to keep confidential information relating to the other party and not to disclose it to third parties (other than to permitted disclosees) unless required by law or regulation. These confidentiality obligations will remain in force until the completion of the Transaction.

Pace and ARRIS have also entered into a Clean Team Confidentiality Agreement dated 13 April 2015 which sets out how any confidential information that is competitively sensitive can be disclosed, used or shared, and a Synergies Clean Team Confidentiality Agreement dated 17 April 2015 which sets out how certain competitively sensitive synergy information can be disclosed, used or shared, in each case to a clean team made up of certain named representatives of the parties’ respective external legal advisers.

17.2	Co-operation Agreement

Pace, ARRIS and New ARRIS have entered into the Co-operation Agreement pursuant to which Pace has agreed to provide ARRIS with such information and assistance as ARRIS may reasonably require for the purposes of obtaining the regulatory clearances that ARRIS determines are necessary or desirable in order to satisfy the Regulatory Conditions and making any submission, filing or notification to any regulatory authority.

ARRIS has agreed that it shall use reasonable endeavours to obtain the regulatory clearances that ARRIS determines are necessary or desirable in order to satisfy the Regulatory Conditions as reasonably practicable.

By way of compensation for any loss suffered by Pace in connection with the preparation and negotiation of the Merger, the Co-operation Agreement and any other document relating to the Merger, ARRIS has undertaken that, on the occurrence of a Break Payment Event (as defined below), ARRIS will pay or procure the payment to Pace of an amount in cash, in US dollars, equal to US$20 million (the “Break Payment”) in the event that on or prior to 22 April 2016:

(a)	on 22 April 2016 any Regulatory Condition shall not have been satisfied or waived by ARRIS or New ARRIS;

(b)	ARRIS or New ARRIS to invoke any Regulatory Condition; or

(c)	the ARRIS Board withdraws or qualifies its recommendation without Pace’s consent and either: (a) the US Merger Agreement has not been approved at the ARRIS Stockholders’ Meeting; (b) the ARRIS Stockholders’ Meeting has not occurred; (c) the Co-operation Agreement has been terminated in accordance with its terms; or (d) the Effective Date has not occurred by 22 April 2016, each a “Break Payment Event”.

ARRIS shall have no obligation to pay the Break Payment to Pace if: (a) the failure of ARRIS to satisfy a Regulatory Condition or the invoking of a Regulatory Condition is due to a material breach of Pace’s undertakings to provide certain information and assistance to ARRIS for the purposes of satisfying the Regulatory Conditions; or (b) Pace withdraws or qualifies its recommendation before a Break Payment Event referred to in (b) or (c) above occurs.

The Co-operation Agreement further provides that, in the event that the ARRIS Stockholders do not approve the US Merger Agreement at the ARRIS Stockholders Meeting but ARRIS has not withdrawn its recommendation, ARRIS shall indemnify Pace for all costs and expenses (including irrevocable VAT) incurred by Pace in connection with the Merger up to an aggregate amount of US$12 million (or Expense Reimbursement Payment”).

ARRIS is only obligated to pay one Break Payment and any Break Payment will be reduced by the amount of the Expense Reimbursement Payment with such payment to be Pace’s exclusive remedy in connection with any claim it may have in respect of any or all Break Payment Events or the circumstances giving rise to the Expense Reimbursement Payment.

ARRIS may switch to an Offer with the consent of the Panel only after having received the prior written consent of Pace (such consent not to be unreasonably withheld or delayed).

ARRIS has agreed to certain customary restrictions on the conduct of its business during the period pending completion of the Merger.

The Co-operation Agreement contains provisions in relation to the Pace Share Schemes. Details of these arrangements will be set out in the Scheme Circular.

The Co-operation Agreement can be terminated:

(a)	by written agreement of ARRIS or Pace;

(b)	by ARRIS or Pace, if any Condition is invoked in accordance with the terms of the Scheme (or the Offer as the case may be) but only in circumstances which constitute “material significance” to ARRIS for the purposes of Rule 13.5 of the Code (other than Conditions 1 or 2 in Appendix I or, in the case of an Offer, the acceptance condition);

(c)	by ARRIS or Pace, if the ARRIS Board withdraws or qualifies its recommendation without Pace’s consent;

(d)	by ARRIS or Pace, if the Pace Board notifies ARRIS or publicly states that it no longer recommends (or intends to recommend) that Pace Shareholders vote in favour of the Scheme;

(e)	by ARRIS or Pace, if there is an announcement by a third party announcing a firm intention to make an offer for Pace which is recommended by the Pace Board; or

(f)	by ARRIS or Pace, if the Transaction has not completed by 22 April 2016.

18.	Overseas shareholders

The availability of the New ARRIS Shares under the terms of the Merger to persons not resident in the United Kingdom may be affected by the laws and regulations of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable requirements. Further details in relation to Overseas Shareholders will be contained in the Scheme Circular.

This Announcement does not constitute an offer or invitation to purchase any securities.

19.	Taxation

It is expected that Pace Shareholders who are resident in the UK for tax purposes will generally not be charged to tax in the UK in respect of that element of the consideration provided to them in the form of New ARRIS Shares, but that any cash consideration received by such shareholders for their Pace Shares will crystallise a disposal for such shareholders for the purposes of UK tax on chargeable gains and may, depending on the circumstances of such shareholders, give rise to a charge to UK capital gains tax or UK corporation tax.

It is expected that, for US federal income tax purposes, the Transaction generally will be taxable to US shareholders of both ARRIS and Pace. The tax consequences of the Transaction may vary based on an individual shareholder’s circumstances, and a more complete description of the anticipated tax consequences of the Transaction will be made available in the Scheme Circular and the ARRIS Proxy Statement.

20.	Fractional entitlements

Fractions of New ARRIS Shares will not be allotted to Scheme Shareholders but will be aggregated and sold as soon as practicable after the Scheme becomes Effective. The net proceeds of such sale will then be paid in cash to the relevant Scheme Shareholders in accordance with their fractional entitlements.

21.	Disclosure of interests in Pace Shares

In connection with the Merger, ARRIS will make an Opening Position Disclosure in respect of Pace Shares and ARRIS Shares by no later than 12 noon on 7 May 2015, setting out the details required to be disclosed by it under Rule 8.1(a) of the Takeover Code.

22.	Expected timetable

Further details of the Scheme will be contained in the Scheme Circular. It is expected the Scheme Circular will be published in the third quarter of 2015 and that, subject to the satisfaction, or where relevant waiver, of all relevant Conditions as set out in Appendix I to this Announcement, the Scheme will become Effective and the Transaction is expected to complete in late 2015.

23.	Documents available on website

Copies of the following documents will shortly be available on ARRIS’s website at www.arris.com and Pace’s website at www.pace.com by no later than 12 noon (London time (BST)) on the Business Day following the date of this Announcement:

•	this Announcement;

•	the Co-operation Agreement;

•	the US Merger Agreement;

•	the irrevocable undertakings described in paragraph 6 and listed in Appendix III;

•	the confidentiality agreements described in paragraph 17; and

•	the documents relating to the financing of the Merger referred to in paragraph 16.

24.	General

The Merger will be made subject to the Conditions and on the terms contained in Appendix I to this Announcement and on the further terms and conditions to be set out in the Scheme Circular. The Scheme will be governed by English law and subject to the applicable rules and regulations of the London Stock Exchange, the Panel and the Financial Conduct Authority.

The Conditions and certain further terms of the Merger are set out in Appendix I. Appendix II contains bases and sources of certain information contained within this document. Appendix III contains details of the irrevocable undertakings given to ARRIS. Appendix IV contains the definitions of certain terms used in this Announcement.

There will be an ARRIS investor call at 5:00pm US Eastern time, 22 April 2015. Dial-in details are set out below:

UK toll free: 080 0055 6013

Secondary UK dial in: +44 20 7136 5118

US toll free: 888 713 4218

Secondary US dial in: +1 617 213 4870

Passcode: 141904410

A replay of the conference call can be accessed approximately two hours after the call through 29 April 2015 by dialing +1 (888) 286-8010 or +1 (617) 801-6888 and using the pass code 55255256.

Live internet access to the call will be available through the Investor Relations section of the Company’s website at www.arris.com.

A replay will also be made available for a period of 12 months following the conference call on ARRIS’s website at www.arris.com.

Enquiries:

ARRIS Investor Contacts

Bob Puccini

Tel: (+1 720 895 7787)

ARRIS Media Contacts

Jeanne Russo

Tel: (+1 215 323 1880)

David Hulmes

Tel: (+44 118 921 5550)

Evercore (Financial Adviser to ARRIS)

Naveen Nataraj

Tel: (+1 212 857 3100)

Edward Banks

Tel: (+44 20 7653 6000)

Pace Investor Contacts

Mark Shuttleworth

Chris Mather

Tel: (+44 1274 538 330)

J.P. Morgan Cazenove (Financial Adviser and Corporate Broker to Pace)

Hugo Baring

Thomas White

Dwayne Lysaght

Sam Roberts

Tel: (+44 20 7742 4000)

Jefferies (Joint Broker)

Nick Adams

David Watkins

Tel: (+44 20 7029 8000)

Pace Media Contacts

(Pendomer Communications)

Charles Chichester

Tel: (+44 20 3603 5220)

Further information

This Announcement is provided for informational purposes only and does not constitute an offer to sell, or an invitation to subscribe for, purchase or exchange, any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. This Announcement does not constitute a prospectus or a prospectus equivalent document.

Any vote by the Scheme Shareholders in respect of the Merger should only be made on the basis of the information contained in the Scheme Circular, which will contain the full terms and conditions of the Merger (including details of how to vote). Pace Shareholders are advised to read the formal documentation in relation to the Merger carefully once it has been dispatched.

Please be aware that addresses, electronic addresses and certain other information provided by Pace Shareholders, persons with information rights and other relevant persons in connection with the receipt of communications from Pace may be provided to New ARRIS during the offer period as required under Section 4 of Appendix 4 of the Code.

Evercore (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting as financial adviser to ARRIS and no-one else in connection with the Transaction and will not be responsible to anyone other than ARRIS for providing the protections afforded to clients of Evercore nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement.

J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting as financial adviser exclusively for Pace and no-one else in connection with the Transaction and will not be responsible to anyone other than Pace for providing the protections afforded to clients of J.P. Morgan Cazenove or its affiliates nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement.

Jefferies (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting as financial adviser exclusively for Pace and no-one else in connection with the Transaction and will not be responsible to anyone other than Pace for providing the protections afforded to clients of Jefferies nor for providing advice in relation to the Transaction or any other matters referred to in this Announcement.

Overseas jurisdictions

The availability of the New ARRIS Shares in, and the release, publication or distribution of this Announcement in or into, jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this Announcement comes who are not resident in the United Kingdom should inform themselves about, and observe, any applicable restrictions. Pace Shareholders who are in any doubt regarding such matters should consult an appropriate independent adviser in their relevant jurisdiction without delay. Any failure to comply with such restrictions may constitute a violation of the securities laws of any such jurisdiction.

This Announcement has been prepared for the purposes of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

Rule 2.10 disclosures

In accordance with Rule 2.10 of the Takeover Code, as at close of business on 21 April 2015 (being the Latest Practicable Date), there were 316,644,229 Pace Shares in issue and admitted to trading on the main market of the London Stock Exchange. There are no Pace Shares held in treasury. The ISIN Number for the Pace Shares is GB0006672785.

In accordance with Rule 2.10 of the Takeover Code, as at close of business on 21 April 2015 (being the Latest Practicable Date), there were 146,070,290 ARRIS Shares issued and outstanding and admitted to trading on NASDAQ. The ISIN Number for the ARRIS Shares is US04270V1061.

Notes to US investors in Pace

In furtherance of the Transaction, New ARRIS intends to file with the SEC a registration statement on Form S-4 containing a Proxy Statement of ARRIS that will also constitute a Prospectus of New ARRIS relating to the New ARRIS Shares to be issued to ARRIS Stockholders in the Transaction. In addition, ARRIS, New ARRIS and Pace may file additional documents with the SEC.

INVESTORS AND SECURITY HOLDERS OF ARRIS AND PACE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS, AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Those documents, if and when filed, as well as ARRIS’s and New ARRIS’s other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov, at ARRIS’s website at www.arris.com and at Pace’s website at www.pace.com. It is expected that the New ARRIS Shares to be issued to Pace Shareholders under the Scheme will be issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

ARRIS, its directors and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the transactions contemplated by the Proxy Statement/Prospectus. Information about the directors and executive officers of ARRIS is set forth in its Annual Report on Form 10-K for the year ended 31 December 2014, which was filed with the SEC on 27 February 2015, and its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on 9 April 2015. Other information regarding potential participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus when it is filed.

Pace and New ARRIS are each incorporated under the laws of England. Some of the officers and directors of Pace and New ARRIS are residents of countries other than the United States. It may not be possible to bring an action against Pace and New ARRIS in a non-US court for violations of the US securities laws. It may be difficult to compel Pace, New ARRIS and their respective affiliates to subject themselves to the jurisdiction and judgment of a US court.

Share purchases

In accordance with normal UK practice and subject to compliance with the United States Securities Exchange Act of 1934, as amended, ARRIS or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase Pace Shares outside of the United States, other than pursuant to the Merger, until the date on which the Merger becomes Effective, lapses or is otherwise withdrawn. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required in the UK, will be reported to the Regulatory Information Service of the London Stock Exchange and will be available on the London Stock Exchange website at http://www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

Notes regarding New ARRIS Shares

The New ARRIS Shares to be issued pursuant to the Merger have not been and will not be registered under the relevant securities laws of Japan and the relevant clearances have not been, and will not be, obtained from the securities commission of any province of Canada. No prospectus in relation to the New ARRIS Shares has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission. Accordingly, the New ARRIS Shares are not being, and may not be, offered, sold, resold, delivered or distributed, directly or indirectly in or into Australia, Canada or Japan or any other jurisdiction if to do so would constitute a violation of relevant laws of, or require registration thereof in, such jurisdiction (except pursuant to an exemption, if available, from any applicable registration requirements or otherwise in compliance with all applicable laws).

No Profit Forecast or Quantified Financial Benefits Statement

No statement in this Announcement is intended as a profit forecast, profit estimate or quantified financial benefits statement and no statement in this Announcement should be interpreted to mean that earnings per Pace Share or ARRIS Share for the current or future financial years would necessarily match or exceed the respective historical published earnings per Pace Share or ARRIS Share or to mean that the Combined Group’s earnings in the first twelve months following the Merger, or in any subsequent period, would necessarily match or be greater than or be less than those of ARRIS and/or Pace for the relevant preceding financial period or any other period.

Dealing Disclosure requirements

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time (BST)) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time (BST)) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time (BST)) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at http://www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Forward-looking statements

This Announcement contains certain forward-looking statements with respect to a possible combination involving ARRIS and Pace. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are based on numerous assumptions and assessments made in light of ARRIS’s or, as the case may be, Pace’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible combination will not be completed, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible combination, adverse effects on the market price of ARRIS Shares and on ARRIS’s or Pace’s operating results because of a failure to complete the possible combination, failure to realise the expected benefits of the possible combination, negative effects relating to the announcement of the possible combination or any further announcements relating to the possible combination or the consummation of the possible combination on the market price of ARRIS Shares or Pace Shares, significant transaction costs and/or unknown liabilities, customer reaction to the announcement of the combination, possible litigation relating to the combination or the public disclosure thereof, general economic and business conditions that affect the combined companies following the consummation of the possible combination, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business combinations or disposals and competitive developments. These factors are not intended to be an all-encompassing list of risks and uncertainties. Additional information regarding these and other factors can be found in ARRIS’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended 31 December 2014, the contents of which are not incorporated by reference into, nor do they form part of, this Announcement. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement could cause ARRIS’s plans with respect to Pace, ARRIS’s or Pace’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. ARRIS and Pace expressly disclaim any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Publication on website

Pursuant to Rule 26.1 of the Takeover Code, a copy of this Announcement and other documents in connection with the Merger will, subject to certain restrictions, be available for inspection on ARRIS’s website at www.arris.com and Pace’s website at www.pace.com no later than 12 noon (London time (BST)) on the day following this Announcement. The contents of the websites referred to in this Announcement are not incorporated into, and do not form part of, this Announcement.

APPENDIX I

CONDITIONS AND CERTAIN FURTHER TERMS OF THE MERGER

Part 1: Conditions of the Scheme and the Merger

1.	The Merger will be conditional upon:

(a)	the Court Meeting and General Meeting being held on or before the 22nd day after the expected date of the meetings to be set out in the Scheme Circular in due course or such later date (if any) as ARRIS and Pace may agree;

(b)	the Scheme Court Hearing being held on or before the 22nd day after the expected date of the hearing to be set out in the Scheme Circular in due course, or such later date (if any) as ARRIS and Pace may agree; and

(c)	the Scheme becoming unconditional and becoming Effective by no later than 22 April 2016 or such later date (if any) as ARRIS and Pace may agree and (if required) the Court may allow.

2.	The Scheme will be conditional on:

(a)	approval of the Scheme by a majority in number representing not less than three-fourths in value of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment thereof) and at any separate class meeting which may be required by the Court (or at any adjournment thereof);

(b)	all resolutions required to approve and implement the Scheme (including, without limitation, to amend Pace’s articles of association) being duly passed by the requisite majority or majorities of the Pace Shareholders at the General Meeting, or at any adjournment thereof; and

(c)	the sanction of the Scheme by the Court with or without modifications, on terms reasonably acceptable to ARRIS and Pace and the delivery of a copy of the Scheme Court Order to the Registrar of Companies in England and Wales.

3.	In addition, subject as stated in Part 2 below and to the requirements of the Panel, the Merger will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Approval of ARRIS Stockholders

(a)	the US Merger Agreement being duly adopted by the affirmative vote of the holders of a majority of the outstanding ARRIS Shares entitled to vote on such matter at an ARRIS Stockholders’ Meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of ARRIS;

Joint Proxy Statement and Prospectus

(b)	the Form S-4 having become effective under the Securities Act and not having been the subject of any stop order suspending its effectiveness, and no proceedings seeking any such stop order having been initiated or threatened by the SEC;

Admission of the New ARRIS Shares

(c)	NASDAQ having authorised the listing of all of the New ARRIS Shares upon official notice of issuance and not having withdrawn such authorisation;

Merger Control

United States

(d)	all notifications and filings as may be required under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), having been made in connection with the acquisition of Pace shares by ARRIS and all applicable HSR Act waiting periods (including any extensions thereof) relating to the acquisition of Pace shares by ARRIS having expired or been terminated;

Brazil

(e)	insofar as the Merger triggers a mandatory filing requirement in Brazil, CADE having approved the consummation of the Merger on terms reasonably satisfactory to ARRIS, pursuant to the Brazilian competition law No 12529 of 30 November 2011, Title VII Chapter I;

South Africa

(f)	insofar as the Merger triggers a mandatory merger control filing requirement in South Africa, the South African Competition Commission, Competition Tribunal or Competition Appeal Court having approved the consummation of the Merger on terms reasonably satisfactory to ARRIS, or the Merger being regarded as having been approved, pursuant to the South African Competition Act 89 of 1998, as amended;

Germany

(g)	insofar as the Merger triggers a mandatory merger control filing requirement in Germany, German competition clearance having been obtained as follows:

(a) the German Competition Authority having decided that the Merger does not fall within the scope of the German Act against Restraints of Competition (the “German Act”);

(b) expiry of the period of one month from the German Competition Authority’s receipt of the complete filing without the German Competition Authority having informed ARRIS and Pace (the “Parties”) within that period that it has initiated an examination of the Merger pursuant to section 40(1) sentence 1 of the German Act;

(c) clearance of the Merger by the German Competition Authority pursuant to section 40(2) sentence 2 of the German Act by expiry of a period of four months from receipt of the complete filing or any period extended pursuant to section 40(2) sentences 4 to 7 of the German Act, without the Parties having received the decision that the Merger is prohibited;

(d) the German Competition Authority’s decision that it clears the Merger without conditions and obligations; or

(e) the German Competition Authority’s decision that it clears the Merger with conditions and obligations in terms reasonably satisfactory to ARRIS;

Colombia

(h)	insofar as the Merger triggers a mandatory merger control filing requirement in Colombia, Colombian competition clearance having been obtained as follows:

(a) the Superintendence of Industry and Commerce (the “SIC”), having issued the acknowledgement of receipt of the notification of the Merger, in accordance with the provisions of article 9 of Law 1340/2009, and Section 3.3, Second Chapter, Title VII of the SIC Basic Regulation (the “Basic Regulation”);

(b) the SIC having issued a decision clearing the Merger in accordance with the provisions of Article 9 and Article 10 of Law 1340/2009, during the preliminary review under Section 2.4, or during the substantive review under Section 2.6, Second Chapter, Title VII of the Basic Regulation, in terms reasonably satisfactory to ARRIS; or

(c) the Merger being tacitly approved by virtue of Article 10, numeral 5 of Law 1340/2009 once the maximum period set forth to adopt and notify a final decision has elapsed, and in accordance with the provisions of Section 2.8, Second Chapter, Title VII of the Basic Regulation;

Portugal

(i)	insofar as the Merger triggers a mandatory merger control filing requirement in Portugal, Portuguese competition clearance having been obtained as follows:

(a) the Board of the Directors of the Portuguese Competition Authority (the “PCA”) having issued a decision that the Merger does not give rise to a concentration falling within the scope of Article 50(1)(a) of the Portuguese Competition Act (Law No. 19/2012 of 8 May) (the “Portuguese Act”);

(b) the PCA having issued a decision under Article 50(1)(b) of the Portuguese Act, not to oppose the Merger, in terms reasonably satisfactory to ARRIS, or, following the expiry of the applicable term, an implicit decision not to oppose the Merger, under Article 50(4), of the Portuguese Act; or

(c) the PCA having issued a decision under Article 53(1)(a) of the Portuguese Act, not to oppose the Merger, in terms reasonably satisfactory to ARRIS, or, following the expiry of the applicable term, an implicit decision not to oppose the Merger, under Article 53(5) of the Portuguese Act.

Regulatory

(j)	no Relevant Authority or any other person or body in any jurisdiction having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation, enquiry or reference, or made, proposed or enacted any statute, regulation, order or decision or taken any other steps, and there not continuing to be outstanding any statute, regulation, order or decision, which would or would reasonably be expected to:

(i)	make the acquisition of any Pace Shares or of control of Pace by ARRIS or New ARRIS void, illegal or unenforceable or otherwise materially restrict, restrain, prohibit, delay or interfere with the implementation thereof, or impose additional conditions or obligations with respect thereto, or require material amendment thereof or otherwise challenge or interfere therewith;

(ii)	require or prevent the divestiture by any member of the Pace Group or the Wider Pace Group or by any member of the ARRIS Group or the Wider ARRIS Group of all or a portion of either of their respective businesses, assets, intellectual property, equity holdings, or property or impose any limitation on the ability of any of them to conduct their respective businesses or own any of their assets, intellectual property, equity holdings, or property which is material in the context of the Pace Group taken as a whole or material in the context of the merger;

(iii)	impose any limitation on or result in a delay in the ability of any member of the Wider Pace Group or the Wider ARRIS Group to acquire or to hold or to exercise effectively any rights of ownership of shares or loans or securities convertible into shares in any member of the Wider Pace Group or of the Wider ARRIS Group held or owned by it or to exercise management control over any member of the Wider Pace Group or of the Wider ARRIS Group to an extent which is material in the context of the Pace Group taken as a whole or the ARRIS Group taken as a whole or material in the context of the Merger; or

(iv)	otherwise materially and adversely affect the assets, business, profits or prospects of any member of the Wider ARRIS Group or of any member of the Wider Pace Group,

and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement, etc.

(k)	except as publicly announced by Pace prior to the date hereof (by the delivery of an announcement to a Regulatory Information Service), there being no provision of any arrangement, agreement, licence, permit or other instrument to which any member of the Wider Pace Group is a party or by or to which any such member or any of their assets is or may be bound, entitled or subject to and which, in consequence of the Transaction or the acquisition or proposed acquisition of any Pace Shares, or control of Pace by New ARRIS or otherwise, would or would reasonably be expected to result in:

(i)	any monies borrowed by, or other indebtedness actual or contingent of, any such member of the Wider Pace Group being or becoming repayable or being capable of being declared repayable immediately or prior to its or their stated maturity or the ability of any such member to borrow monies or incur any indebtedness being inhibited or becoming capable of being withdrawn;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security (whenever arising or having arisen) being enforced or becoming enforceable;

(iii)	any such arrangement, agreement, licence or instrument being terminated or adversely modified or any action being taken of an adverse nature or any obligation or liability arising thereunder;

(iv)	any obligation to obtain or acquire any license, permission, approval, clearance, permit, notice, consent, authorisation, waiver, grant, concession, agreement, certificate, exemption, order or registration from any governmental authority or any other person;

(v)	any assets of any such member being disposed of or charged, or any right arising under which any such asset could be required to be disposed of or charged, other than in the ordinary course of business;

(vi)	the interest or business of any such member of the Wider Pace Group in or with any firm or body or person, or any agreements or arrangements relating to such interest or business, being terminated or adversely modified or affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so;

(viii)	the creation of liabilities (actual or contingent) by any such member or for which any such member may be responsible;

(ix)	the creation or acceleration of any liability to taxation of any such member; or

(x)	the financial or trading position of any such member being prejudiced or adversely affected,

which in each case is material in the context of the Pace Group taken as a whole or material in the context of the Merger, and no event having occurred which, under any provision of any arrangement, agreement, licence or other instrument to which any member of the Wider Pace Group is a party, or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in paragraphs (i) to (x) of this condition (k);

Certain events occurring since 31 December 2014

(l)	except as publicly announced by Pace (by the delivery of an announcement to a Regulatory Information Service), no member of the Wider Pace Group having, since 31 December 2014:

(i)	issued, agreed to issue or proposed the issue of additional shares or securities of any class, or securities convertible into, or exchangeable for or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities (save as between Pace and wholly-owned subsidiaries of Pace and save for options granted, and for any Pace Shares allotted upon exercise of options granted under and in accordance with the terms of the Pace Share Schemes), or redeemed, purchased or reduced any part of its share capital;

(ii)	sold or transferred or agreed to sell or transfer any Treasury Shares;

(iii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to Pace or another member of the Pace Group, save for the Permitted Dividend;

(iv)	agreed, authorised, proposed or announced its intention to propose any merger or demerger or acquisition or disposal of assets or shares which is material in the context of the Pace Group taken as a whole or material in the context of the Merger (other than in the ordinary course of trading) or to any material change in its share or loan capital (or equivalent thereof);

(v)	issued, authorised or proposed the issue of any debentures or incurred any indebtedness or contingent liability other than in the ordinary course of trading) which is material in the context of the Pace Group taken as a whole or material in the context of the Merger;

(vi)	acquired or disposed of or transferred, mortgaged or encumbered any asset or any right, title or interest in any asset (other than in the ordinary course of trading) in a manner which is material in the context of the Pace Group taken as a whole or material in the context of the Merger;

(vii)	entered into or varied or announced its intention to enter into or vary any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term or unusual nature or is outside the ordinary course of business or involves or could involve an obligation of a nature or magnitude and in either case which is material in the context of the Pace Group taken as a whole or material in the context of the Merger;

(viii)	entered into or proposed or announced its intention to enter into any reconstruction, amalgamation, transaction or arrangement (otherwise than in the ordinary course of business) which is material in the context of the Pace Group taken as a whole or material in the context of the Merger;

(ix)	taken any action nor having had any steps taken or legal proceedings started or threatened against it for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of its creditors, or for the appointment of a receiver, administrator, trustee or similar officer of it or any of its assets (or any analogous proceedings or appointment in any overseas jurisdiction) (save in respect of a member of the Wider Pace Group which is dormant and was solvent at the relevant time);

(x)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xi)	entered into or varied or made any offer to enter into or vary the terms of any service agreement or arrangement with any of the directors or senior executives of Pace other than in accordance with ordinary course annual reviews in line with past practice and consistent with Pace’s approved remuneration policy;

(xii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider Pace Group;

(xiii)	made or agreed or consented to any change to the terms of the trust deeds and rules constituting the pension scheme(s) established for its directors, employees or their dependants or any change to the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made or agreed or consented to, in each case which is material in the context of the Pace Group taken as a whole or material in the context of the Merger;

(xiv)	taken any action which results in the creation or acceleration of any material tax liability for any member of the Wider Pace Group;

(xv)	waived, compromised or settled any claim which is material in the context of the Wider Pace Group; or

(xvi)	entered into or made an offer (which remains open for acceptance) to enter into any agreement, arrangement or commitment or passed any resolution with respect to any of the transactions or events referred to in this paragraph (l);

No adverse change, litigation, regulatory enquiry or similar

(m)	since 31 December 2014, except as publicly announced by Pace prior to the date hereof (by the delivery of an announcement to a Regulatory Information Service), or as disclosed in this Announcement, or where not material in the context of the Pace Group taken as a whole:

(i)	there having been no adverse change in the business, assets, financial or trading position or profits or prospects of any member of the Wider Pace Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against any member of the Wider Pace Group and no enquiry or investigation by or complaint or reference to any Relevant Authority against or in respect of any member of the Wider Pace Group having been threatened, announced or instituted or remaining outstanding; and

(iii)	no contingent or other liability having arisen or been incurred which might reasonably be expected to adversely affect any member of the Wider Pace Group;

No discovery of certain matters regarding information, liabilities and environmental issues

(n)	New ARRIS not having discovered that, except as publicly announced by Pace (by the delivery of an announcement to a Regulatory Information Service), in each case which is material in the context of the Pace Group taken as a whole or material in the context of the Merger:

(i)	the financial, business or other information concerning the Wider Pace Group which has been disclosed at any time by or on behalf of any member of the Wider Pace Group publicly (by the delivery of an announcement to a Regulatory Information Service), either contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not materially misleading;

(ii)	any member of the Wider Pace Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of Pace for the financial year ended 31 December 2014;

(iii)	any past or present member of the Wider Pace Group has not complied with all applicable legislation or regulations of any jurisdiction or any notice or requirement of any Relevant Authority with regard to the storage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health, which non-compliance would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Pace Group;

(iv)	there has been a disposal, spillage, emission, discharge or leak of waste or hazardous substance or any substance reasonably likely to impair the environment or harm human health on, or from, any land or other asset now or previously owned, occupied or made use of by any past or present member of the Wider Pace Group, or in which any such member may now or previously have had an interest, which would be reasonably likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Pace Group;

(v)	there is or is reasonably likely to be any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Pace Group or in which any such member may now or previously have had an interest under any environmental legislation or regulation or notice, circular or order of any Relevant Authority in any jurisdiction; or

(vi)	circumstances exist whereby any Relevant Authority or any person or class of persons would be reasonably likely to have any claim or claims in respect of any product or process of manufacture, or materials used therein, now or previously manufactured, sold, licensed or carried out by any past or present member of the Wider Pace Group which claim or claims would be reasonably likely to affect adversely any member of the Wider Pace Group.

Conditions 3(a) to (n) (other than Condition 3(c)) inclusive must be fulfilled, be determined by ARRIS or New ARRIS to be satisfied or (if capable of waiver) be waived by ARRIS or New ARRIS prior to commencement of the Scheme Court Hearing (or such later date as agreed between ARRIS and Pace and with the approval of the Panel (if required)), failing which the Scheme shall lapse.

To the extent permitted by law and subject to the requirements of the Panel, ARRIS or New ARRIS reserves the right to waive all or any of the Conditions (other than Conditions 1, 2, 3(a), 3(b) and 3(c)) inclusive, in whole or in part. ARRIS shall be under no obligation to waive or treat as fulfilled any of the Conditions by a date earlier than the date of the Scheme Court Hearing notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

Part 2: Certain further terms of the Merger

1.	ARRIS or New ARRIS reserves the right, subject to the prior consent of the Panel and Pace’s right of consent set out in the Co-operating Agreement, to elect to implement the Merger by way of a takeover offer (as defined in section 974 of the Companies Act). In such event, such Offer will be implemented on the same terms and conditions subject to appropriate amendments to reflect the change in method of effecting the Merger, which: (i) will include an acceptance condition set at 90 per cent. (or such lesser percentage, being more than 50 per cent., as ARRIS or New ARRIS may decide) of the voting rights then exercisable at a general meeting of Pace, including, for this purpose, any such voting rights attaching to Pace Shares that are unconditionally allotted or issued, and to any Treasury Shares which are unconditionally transferred or sold by Pace, before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise; and (ii) may include changing the consideration structure under the terms of the Merger.

2.	If ARRIS is required by the Panel to make an offer for Pace Shares under the provisions of Rule 9 of the Code, ARRIS or New ARRIS may make such alterations to any of the above conditions as are necessary to comply with the provisions of that Rule.

3.	The Scheme and the Co-operation Agreement and any dispute or claim arising out of, or in connection with, them (whether contractual or non-contractual in nature) will be governed by English law and will be subject to the jurisdiction of the Courts of England.

4.	The terms of the Scheme will provide that the Scheme Shares will be acquired under the Scheme fully paid and free from all liens, charges and encumbrances, rights of pre-emption and any other third party rights of any nature whatsoever and together with all rights attaching thereto, including the right to receive and retain all dividends and other distributions declared, paid or made after the date on which the Scheme becomes Effective, other than the Permitted Dividend. If any dividend or other distribution or return of capital is proposed, declared, made, paid or becomes payable by Pace in respect of a Scheme Share on or after the date of this Announcement and prior to the Scheme becoming Effective, other than the Permitted Dividend, New ARRIS reserves the right to reduce the value of the consideration payable for each Scheme Share under the Scheme by up to the amount per Scheme Share of such dividend, distribution or return of capital except where the Scheme Share is or will be acquired pursuant to the Scheme on a basis which entitles New ARRIS to receive the dividend, distribution or return of capital and to retain it.

5.	If any such dividend or distribution is paid or made after the date of this Announcement, other than the Permitted Dividend, and New ARRIS exercises its rights described above, any reference in this Announcement to the consideration payable under the Scheme shall be deemed to be a reference to the consideration as so reduced. Any exercise by ARRIS of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Scheme.

6.	The New ARRIS Shares to be issued under the Scheme will be issued credited as fully paid and will rank pari passu with all other New ARRIS Shares, including the right to receive in full all dividends and other distributions, if any, declared, made or paid after the date hereof.

7.	Fractions of New ARRIS Shares will not be allotted or issued to Scheme Shareholders. Fractional entitlements to New ARRIS Shares will be aggregated and sold in the market and the net proceeds of sale distributed pro rata to the Scheme Shareholders entitled thereto.

8.	Under Rule 13.5 of the Code, New ARRIS may not invoke a condition to the Merger so as to cause the Merger not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the condition are of material significance to New ARRIS in the context of the Merger. The determination of whether or not such a condition can be invoked would be determined by the Panel. Conditions 1, 2, 3(a), 3(b) and 3(c) are not subject to this provision of the Code.

APPENDIX II

SOURCES AND BASES

Unless otherwise stated in this Announcement:

1.	All references to Pace Shares are to Pace ordinary shares of 5 pence each and references to ARRIS Shares are to ARRIS ordinary shares of US$0.01 each.

2.	The aggregate value of the cash component of the consideration of US$655.1 million (or £438.8 million) is calculated by multiplying the offered amount of 132.5 pence in cash per Pace Share by Pace’s fully diluted share capital (as referred to in paragraph 7 below).

3.	The number of New ARRIS Shares issued under the Scheme to Pace shareholders of 48.2 million is calculated by multiplying the exchange ratio of 0.1455 by the fully diluted share capital of Pace (as referred to in paragraph 7 below).

4.	The aggregate value of the share component of the consideration of US$1,453.5 million (or £973.7 million) is calculated by multiplying the number of New ARRIS Shares to be issued under the terms of the Scheme of 48.2 million by the price per ARRIS Share of US$30.16 (being the closing price on the Latest Practicable Date).

5.	The value attributed to the entire existing issued and to be issued share capital of Pace under the terms of the Merger of £1.4 billion is the sum of the aggregate value of the cash component and the aggregate value of the share component of the consideration (as referred to in paragraphs 2 and 4 above respectively).

6.	The percentage of the share capital of the Combined Group that will be owned by Pace Shareholders of 24% is calculated by dividing the number of New ARRIS Shares to be issued under the terms of the Scheme by the issued share capital of the Combined Group (as defined in paragraph 8 below) and multiplying the resulting sum by 100 to produce a percentage.

7.	The fully diluted share capital of Pace of 331,180,277 Pace Shares is calculated on the basis of:

a.	Pace’s issued share capital as at the close of business on the Latest Practicable Date, of 316,644,229 Pace Shares; and

b.	14,536,048 Pace Shares which may be issued on or after the date of this Announcement in connection with the exercise of options or vesting of awards (made or anticipated to be made) under the Pace Share Schemes, as at the close of business on 21 April 2015, after having deducted 2,177,963 shares held in the Pace Employee Benefit Trust.

8.	The share capital of the Combined Group (being 202,915,183) has been calculated on the basis of:

a.	a total number of 146,070,290 ARRIS Shares in issue on the Latest Practicable Date prior to the date of this Announcement;

b.	8,652,101 ARRIS Shares which may be issued on or after the date of this Announcement in connection with the exercise of options or vesting of awards (made or anticipated to be made) under ARRIS’s stock incentive plans and employee stock purchase plan;

c.	an exchange ratio of one New ARRIS Share for each ARRIS Share under the US Merger Agreement; and

d.	48,192,792 New ARRIS Shares which would be issued under the terms of the Merger (as referred to in paragraph 3 above).

9.	The enterprise value of Pace is defined as equity value on a fully diluted basis (as defined in paragraph 5 above) plus net debt of US$93.1 million as at 31 December 2014.

10.	All prices for Pace Shares have been derived from Bloomberg and, unless otherwise stated, represent closing prices on the relevant date(s).

11.	All prices for ARRIS Shares have been derived from Bloomberg and, unless otherwise stated, represent closing prices on the relevant date(s).

12.	Unless otherwise stated, where amounts are translated from US Dollars to British Pounds, an exchange rate of US$1.4928:£1 has been used, as sourced from Bloomberg on 21 April 2015.

13.	Unless otherwise stated, the financial information relating to ARRIS is extracted from the audited consolidated financial statements of ARRIS for the relevant years, prepared in accordance with US GAAP.

14.	Unless otherwise stated, the financial information relating to Pace is extracted from the audited consolidated financial statements of Pace for the relevant years, prepared in accordance with IFRS as adopted by the EU.

15.	Certain figures included in this Announcement have been subject to rounding adjustments.

APPENDIX III

IRREVOCABLE UNDERTAKINGS

ARRIS has received irrevocable undertakings from the following members of the Pace Board to complete and return, or procure the completion and return, of relevant forms of proxy to vote in favour of the resolutions to be proposed at the General Meeting and the Court Meeting in connection with the Merger in respect of their own beneficial holdings of Pace Shares, amounting, in aggregate, to 1,063,293 Pace Shares and representing, in aggregate, approximately 0.34 per cent. of the existing issued share capital of Pace, comprised as follows:

Name	Number of Pace Shares	Percentage of Pace Shares in issue (at 21 April 2015)
Mike Pulli	611,317	0.19%
Allan Leighton	346,081	0.11%
Pat Chapman-Pincher	15,551	0.00%
John Grant	65,000	0.02%
Mike Inglis	25,344	0.01%

TOTAL	1,063,293	0.34%

In addition to the Pace Shares set out above, the irrevocable undertakings described above relate to all Pace Shares beneficially owned by the relevant member of the Pace Board following the exercise or vesting of options and awards, subject to an ability to sell a sufficient number of such Pace Shares to satisfy tax liabilities arising as a result of such exercise or vesting, as contemplated by the Co-operation Agreement. The irrevocable undertakings will cease to be binding if:

(i)	this Announcement is not issued by 11:59 p.m. (UK time) on 23 April 2015, or such later time as may be agreed in writing by ARRIS and Pace;

(ii)	the Scheme Circular is not despatched to Pace Shareholders on or before 22 September 2015 or such later time as may be agreed by the Panel;

(iii)	the Scheme does not become effective on or before 22 April 2016; or

(iv)	ARRIS announces that it does not intend to make or proceed with the Scheme and the Scheme is withdrawn and no new replacement scheme of arrangement is announced by ARRIS within five business days of such withdrawal.

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this document unless the context requires otherwise:

“2014 Adjusted EBITDA”	Pace operating profit before exceptional costs, amortisation of other intangibles and depreciation for the year ended 31 December 2014

“ARRIS”	ARRIS Group, Inc., of 3871 Lakefield Drive, Suwanee, Georgia, USA

“ARRIS Board”	the board of directors of ARRIS

“ARRIS Group”	ARRIS and its subsidiaries

“ARRIS Merger”	the merger, immediately following the consummation of the Merger, of US Merger Sub with and into ARRIS

“ARRIS Merger Effective Date”	the date on which the ARRIS Merger becomes effective

“ARRIS Proxy Statement”	the proxy statement relating to the matters to be submitted to the ARRIS Stockholders at the ARRIS Stockholders Meeting

“ARRIS Shares”	the common shares of ARRIS

“ARRIS Stockholders”	the holders of the ARRIS Shares

“ARRIS Stockholders Meeting”	a special meeting of the ARRIS Stockholders for the purpose of duly adopting the US Merger Agreement

“Business Day”	a day (other than a Saturday or Sunday) on which banks are open for general business in London

“CADE”	Brazil’s Council for Economic Defence

“Code” or “Takeover Code”	the City Code on Takeovers and Mergers

“Combined Group”	the combined group following the Transaction, consisting of the ARRIS Group, the New ARRIS Group and the Pace Group

“Companies Act”	the UK Companies Act 2006, as amended

“Conditions”	the conditions to the implementation of the Merger (including the Scheme) which are set out in Appendix I to this Announcement and to be set out in the Scheme Circular

“Co-operation Agreement”	the agreement dated 22 April 2015 between New ARRIS, ARRIS and Pace and relating, among other things, to the implementation of the Merger

“Court”	the High Court of Justice in England and Wales

“Court Meeting”	the meeting(s) of Scheme Shareholders to be convened by an order of the Court under section 896 of the Companies Act, notice of which will be set out in the Scheme Circular, to consider and if thought fit approve the Scheme (with or without amendment) including any adjournment thereof

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Ltd is the operator

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

“Effective”

in the context of the Merger:

(i)     if the Merger is implemented by way of Scheme, means the Scheme having become effective pursuant to its terms; or

(ii)    if the Merger is implemented by way of an Offer, such offer having become or been declared unconditional in all respects in accordance with its terms

“Effective Date”	the date on which the Merger becomes Effective

“Evercore”	Evercore Partners International LLP

“Existing ARRIS Facility”	the US$2,175,000,000 facility agreement entered into between, among others, ARRIS and Bank of America, N.A. and the lenders as described therein, dated 17 April 2013

“Form S-4”	a registration statement on Form S-4 (of which the ARRIS Proxy Statement will form a part) with respect to the issuance of New ARRIS Shares to be delivered to ARRIS Stockholders in respect of the ARRIS Merger

“General Meeting”	the general meeting of Pace Shareholders to be convened in connection with the Merger, notice of which will be set out in the Scheme Circular, to consider and if thought fit approve various matters in connection with the implementation of the Scheme, including any adjournment thereof

“IFRS”	International Financial Reporting Standards

“Jefferies”	Jefferies International Limited

“J.P. Morgan Cazenove”	J.P. Morgan Limited (which conducts its UK investment banking business as J.P. Morgan Cazenove)

“Latest Practicable Date”	21 April 2015, being the latest practicable date prior to the release of this Announcement

“London Stock Exchange”	London Stock Exchange plc

“Merger”	the direct or indirect acquisition of the entire issued and to be issued share capital of Pace, excluding any Treasury Shares, by New ARRIS to be implemented by way of the Scheme or (should New ARRIS so elect, subject to the consent of the Panel (where necessary)) and subject to the provisions of the Co-Operation Agreement by way of an Offer

“Merger Control Authority”	any national, supra-national or regional, government or governmental, quasi-governmental, statutory, regulatory or investigative body or court, in any jurisdiction, responsible for the review and/or approval of mergers, acquisitions, concentrations, joint ventures, or any other similar matter

“NASDAQ”	The NASDAQ Stock Market

“New ARRIS”	Archie ACQ Limited of 22 Bedford Row, London WC1R 4JS

“New ARRIS Board”	the board of directors of New ARRIS

“New ARRIS Facility”	the facility agreement entered into between, among others, ARRIS, New ARRIS and Bank of America, N.A., dated on or about 22 April 2015

“New ARRIS Group”	ARRIS, New ARRIS, and their respective subsidiary undertakings

“New ARRIS Shares”	the new ordinary shares in New ARRIS, to be allotted pursuant to the Scheme (or, if applicable, the Offer) or the ARRIS Merger, as the context requires

“Offer”	the implementation of the Merger by means of a takeover offer as defined in section 974 of the Companies Act in circumstances described in this Announcement, rather than by means of the Scheme

“Official List”	the official list maintained by the UK Listing Authority pursuant to Part 6 of the Financial Services and Markets Act 2000

“Opening Position Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer

“Overseas Shareholders”	Pace Shareholders who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the United Kingdom

“Pace”	Pace plc of Victoria Road, Saltaire, BD18 3LF, United Kingdom

“Pace Board”	the board of directors of Pace

“Pace Directors”	the directors of Pace

“Pace Group”	Pace and its subsidiary undertakings

“Pace Shareholders”	holders of Pace Shares

“Pace Shares”	ordinary shares of 5 pence each in the capital of Pace

“Pace Share Schemes”	the following share incentive plans operated by Pace: (i) Sharesave Plan (UK Plan); (ii) US Sharesave Plan;

(iii)     Approved Discretionary Share Option Plan 2005;

(iv)     Unapproved Share Option Plan 2005;

(v)      Performance Share Plan;

(vi)     International Performance Share Plan;

(vii)    Deferred Share Plan; and

(viii)  Chairman’s Appointment Share Award

“Panel” or “Takeover Panel”	the Panel on Takeovers and Mergers

“Permitted Dividend”	the proposed final dividend for 2014 of 4.75 cents, payable by Pace on 3 July 2015 to Pace Shareholders on the register on 5 June 2015

“Regulatory Conditions”	the Conditions set out in paragraphs (b) to (j) of Appendix I

“Regulatory Information Service”	a primary information provider which has been approved by the Financial Conduct Authority to disseminate regulated information

“Relevant Authority”	any government or governmental, quasi-governmental, supranational, statutory, administrative or regulatory body, authority, court, trade agency, association, institution, environmental body or Merger Control Authority

“Scheme” or “Scheme of Arrangement”	the scheme of arrangement proposed to be made under Part 26 of the Companies Act between Pace and the Scheme Shareholders, with or subject to any modification, addition or condition approved or imposed by the Court

“Scheme Circular”	the document to be sent to Pace Shareholders setting out, amongst other things, the Scheme and notices convening the Court Meeting and the General Meeting, and including the particulars required by section 897 of the Companies Act

“Scheme Court Hearing”	the hearing of the Court to sanction the Scheme

“Scheme Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

“Scheme Record Time”	the time and date specified in the Scheme Circular by reference to which the Scheme will be binding on holders of Pace Shares at such time

“Scheme Shareholders”	holders of Scheme Shares at the relevant time

“Scheme Shares”

the Pace Shares:

(i)       in issue at the date of the Scheme Circular and which remain in issue at the Scheme Record Time;

(ii)      (if any) issued after the date of the Scheme Circular but before the Voting Record Time and which remain in issue at the Scheme Record Time; and

(iii)     (if any) issued at or after the Voting Record Time but at or before the Scheme Record Time on terms that the holder thereof shall be bound by the Scheme or in respect of which the original or any subsequent holders thereof are, or have agreed in writing to be, bound by the Scheme and, in each case, which remain in issue at the Scheme Record Time excluding, in any case, any Pace Shares held by or on behalf of New ARRIS or the New ARRIS Group at the Scheme Record Time

“SEC”	the US Securities and Exchange Commission

“Securities Act”	the US Securities Act of 1933, as amended

“Transaction”

the proposed acquisition by New ARRIS of the entire issued and to be issued share capital of each of ARRIS and Pace to be implemented by:

(i)     in the case of ARRIS, the ARRIS Merger; and

(ii)    in the case of Pace, the Merger

“Treasury Shares”	shares held as treasury shares as defined in section 724(5) of the Companies Act

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“US HoldCo”	Archie U.S. Holdings LLC of Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle, Delaware 19808

“US Merger Agreement”	the agreement and plan of merger dated 22 April 2015 between US Holdco, US Merger Sub, New ARRIS and ARRIS pursuant to which US Merger Sub shall merge with and into ARRIS

“US Merger Sub”	Archie U.S. Merger LLC of Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of Newcastle, Delaware 19808

“Voting Record Time”	the time and date specified in the Scheme Circular by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.00pm (London time (BST)) on the day which is two days before the date of the Court Meeting or if the Court Meeting is adjourned, 6.00pm (London time (BST)) on the day which is two days before such adjourned meeting

“Wider ARRIS Group”	any member of the ARRIS Group or any associated undertaking or any company of which 20 per cent. or more of the voting capital is held by the New ARRIS Group or any partnership, joint venture, firm or company in which any member of the ARRIS Group may be interested

“Wider New ARRIS Group”	any member of the New ARRIS Group or any associated undertaking or any company of which 20 per cent. or more of the voting capital is held by the New ARRIS Group or any partnership, joint venture, firm or company in which any member of the New ARRIS Group may be interested

“Wider Pace Group”	any member of the Pace Group or any associated undertaking or any company of which 20 per cent. or more of the voting capital is held by the Pace Group or any partnership, joint venture, firm or company in which any member of the Pace Group may be interested

All times refer to London time (BST) unless otherwise stated.

All references to “GBP”, “pence”, “sterling” or “£” are to the lawful currency of the United Kingdom.

All references to “US dollar”, “USD”, “US$” or “cents”, are to the lawful currency of the United States.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.